Exhibit 99.1

PRESS RELEASE

First Bankshares, Inc.,

parent of SuffolkFirst Bank,

Reports Strong Tier 2 capital of 15.19% after

recording a $444,000 loss or 20 cents per share

for six months ending June 30, 2009

Contact:	Darrell G. Swanigan, President & CEO First Bankshares, Inc. and SuffolkFirst Bank Suffolk, VA
Telephone:	757-934-8200
E-mail:	dgs@suffolkfirstbanks.com

Suffolk, VA, August 11, 2009 [PRNewswire-First Call]/— Darrell G. Swanigan, President & CEO of First Bankshares, Inc. (NASDAQ: SUFB), parent of SuffolkFirst Bank (herein referred to as the Bank), headquartered in Suffolk, VA commented, “The current dilemma surrounding the economy has affected the performance of some commercial loans in the Bank’s loan portfolio, primarily participation loans (loans purchased from other banks). Management’s primary focus is to intently monitor the problem loans within the loan portfolio while focusing on maintaining a well capitalized bank. On June 30, 2009, the Bank’s risk-based capital ratio stood at 15.19% compared to 14.51% on June 30, 2008. This represents a 68 basis point improvement in total risk-based capital which primarily was the result of a decline of approximately $3.8 million risk weighted assets from the previous period ended June 30, 2008. One of the regulatory requirements for a bank to be considered ‘well capitalized’ is having a total risk-based capital ratio of 10% or better. Management believes our current strong capital position will enable us to adequately manage future pressures on the loan portfolio while the proposed merger with Xenith Corporation will add additional capital that will establish the combined institutions as one of the strongest well capitalized banks in Virginia.”

For three months ended June 30, 2009, the Company recorded a net operating loss of $718,415 or 32 cents per share compared to 3 cents per share net income or $78,745 for the same three month period ended June 30, 2008. Net operating results for the recent quarter ended June 30, 2009 were influenced primarily by expenses of $728,662 related to the proposed merger with Xenith Corporation which is subject to shareholder approval and is anticipated to close in the third quarter 2009, an expense provision to the Allowance for Loan and Lease Losses (ALLL) of $600,000, and a special FDIC insurance assessment of $78,000.

Net interest income increased 19% from $935,107 for the three months ended June 30, 2008 to $1,113,319 for the three months ended June 30, 2009. The increase can be attributed to a decrease in cost of funds for the three months ended June 30, 2009. Non-interest income declined $40,260 or 24.1% from $166,422 for the three months ending June 30, 2008 to $126,162 for the same period ended June 30, 2009 as a result of a decline in dividends paid by the Federal Home Loan Bank and the Federal Reserve Bank and a decline in mortgage loan origination fees related to a declining volume of mortgage loans originated in the secondary market.

For the six months ended June 30, 2009, the Company recorded an operating loss of $444,157 or 20 cents per share compared to a $338,719 operating profit of 15 cents per share for the same period ended June 30, 2008. The six month operating loss for June 30, 2009 was due in part to an increase in legal and consulting fees related to the proposed merger with Xenith Corporation, the special FDIC assessment of $78,000 in the second quarter of 2009, and an increase in the provision expense to the ALLL. Legal and consulting fees increased from $54,213 to $720,390 and the provision expense to the Allowance for Loan Loss increased from $119,700 to $640,000 for the respective periods ended June 30, 2008 and June 30, 2009.

Non-interest expense of $2,766,957 for six months ended June 30, 2009 increased $847,220 or 44.1% compared to $1,919,737 for the same six month period ended June 30, 2008. The primary reason for the increase can be attributed to the increase in professional fees of $520,867 for six months ended June 30, 2009, an increase of $12,569 in data processing cost, an increase in FDIC insurance expense of $111,132 which includes the increase in FDIC insurance coverage changing from $100,000 to $250,000 and the additional special assessment in the second quarter of 2009, an increase in the bank franchise tax expense of $23,000, and an increase of $379,175 for other operating expenses of which approximately $210,000 was for other related merger expenses. Other non-interest expenses reflect a net decline of $89,155 in specific areas of salaries, premises expense, advertising, and director fee expense for the six month period June 30, 2009 compared to the same six month period ended June 30, 2008.

Rapidly falling interest rates over the past year have impacted our interest income, specifically interest rates related to our rate sensitive adjustable rate loans; therefore, interest income for six months ended June 30, 2008 declined 5.19% from

$4,870,713 compared to $4,617,655 for the same period ended June 30, 2009. Net interest income of $1,653,704, after the provision expense to the ALLL of $640,000, for six months ended June 30, 2009 declined 10.3% compared to $1,842,880 for the same period ended June 30, 2008 and was primarily due to a 95 basis point decline on the average yield on loans for the six month operating period ended June 30, 2009 and a decline in average yield on Federal Funds Sold of 100 basis points compared to the six month period ended June 30, 2008. Although the Bank remains asset sensitive at June 30, 2009, scheduled time deposit re-pricing over the next twelve months reflects a positive trend toward a more balanced cumulative GAP as we benefit from time deposit re-pricing at lower interest rates in the current interest rate environment. As a result of a 100 basis point decline in average rates paid on time deposits, interest expense of $2,323,951 for the six month period ended June 30, 2009 improved significantly and declined 20% compared to interest expense of $2,908,133 for the same period ended June 30, 2008. Net interest income of $2,293,704 for the six month period ended June 30, 2009 increased $331,124 or 16.8% compared to the same period ended June 30, 2008, and as a result, the net interest spread improved 34 basis points from 1.98% for six months ended June 30, 2008 to 2.32% for the same period ended June 30, 2009. Non-interest income for the same comparison period June 30, 2008 and June 30, 2009 declined $145,730 or 25% which was primarily due to a decline of $91,000 in dividend income from the Federal Reserve Bank, the Federal Home Loan Bank and a decline in mortgage loan origination fees of approximately $20,000 and a decline of approximately $30,000 related to the gain on sale of securities.

Net interest margin improved 18 basis points for the six months ended June 30, 2009 compared to the same period ended June 30, 2008. Net interest income is expressed as a percentage of average earning assets and the net interest margin was 2.74% and 2.56% for June 30, 2009 and 2008, respectively.

As of June 30, 2009, nonperforming loans stood at $2.7 million compared to $965,908 on June 30, 2008 and $676,566 on December 31, 2008. In the recent quarter ended June 30, 2009, management increased the ALLL by $600,000 due to an increase in nonperforming assets primarily related to weaknesses in several loan participations purchased from other banks. In the normal course of business, the Bank purchased various participation loans made by Silverton Bank NA (Silverton) and its subsidiary, Specialty Finance Group (SFG). Collectively, these participation loans totaled $20.9 million and represent 18.3% of our total loan portfolio as of June 30, 2009. On May 1, 2009, Silverton was closed by the Comptroller of the Currency and the FDIC was appointed as its receiver and charged with winding down the affairs of Silverton. On May 5, 2009, the Bank was informally advised that SFG remains open for business and intends to continue to service participation agreements in accordance with past practices. On June 30, 2009, the Bank had three participation loan agreements with Silverton which totaled $5.5 million or 4.8% of total loans and had ten loan participation agreements with SFG which totaled $15.4 million or 13.5% of total loans. Management monitors these participation loans closely and is in communication with the FDIC and the other financial institutions participating in these loans. Based on management’s analysis of the Silverton related loans on June 30, 2009 and in anticipation of possible loan losses related to the Silverton and SFG participation loans, the Bank recorded a charge of $548,000 to the provision expense for the ALLL for the quarter end June 30, 2009 for these specific loans. The reserves specifically allocated to the participation loans represent 25.9% of the total ALLL of $2,190,173. The current ALLL represents 1.92% of total loans on June 30, 2009. Management believes the ALLL to be adequate on June 30, 2009 according to information available at the time of the analysis. We have no assurance that problem loans related to Silverton, SFG, and loans within our portfolio will not experience additional stress and might require additional future ALLL provisions as we work through the problem loans in our portfolio. Although we have increased the ALLL for these specific loans, it is important to note that it has been management’s policy to build the ALLL over the past years to prepare for unforeseen losses in the loan portfolio. The Company has been blessed with minimal loan losses over the past years as we’ve experienced net loan charge offs to the ALLL for six months ended June 30, 2009 of $137,110 compared to $83,193 for the same period ended June 30, 2008.

On June 30, 2009, total assets stood at approximately $172 million and declined approximately $10 million compared to June 30, 2008 assets of approximately $182 million. The primary reason for the decline was due to approximately $9,588,000 decline in the investment portfolio and a slight decline in net loans as a result of a softer demand for loans over the past year. Net loans for the comparison periods declined approximately $773,000 from approximately $112,621,000 on June 30, 2008 to approximately $111,848,000 on June 30, 2009. Deposits and other borrowed funds were the primary drivers of loan and investment funding. Deposits grew $4.9% or approximately $6,079,000 while federal funds purchased and other borrowed funds declined approximately $16.2 million or 39.4% for the six month period ended June 30, 2009.

Mr. Swanigan further commented that our Board of Directors and management team are excited about the proposed merger with Xenith Corporation of Richmond, Virginia. The ability to team with Xenith will support our current capital and enable us to significantly increase our legal lending limit and enhance our ability to reach out to a larger segment of our market as the combined companies create a highly competitive, well capitalized, organization focused on sound, profitable growth. The merger with Xenith Corporation is subject to shareholder approval which is anticipated in September 2009. Under the terms of the merger agreement, shareholders of First Bankshares, Inc. may elect to retain their shares of First Bankshares or receive $9.23 per share in cash subject to proration in the event the aggregate cash election exceeds 25% of the shares immediately prior to the effective time of the merger. Shareholders of Xenith will receive approximately 0.9127 shares of First Bankshares common stock for each share of Xenith common stock owned at the time of the merger with an exact exchange ratio determined immediately prior to the effective time of the merger based on the book value per share of Xenith common stock divided by $9.23. Additional terms of the merger also include Xenith’s opening of the main office in Richmond, Virginia followed by a proposed branch in Northern Virginia while SuffolkFirst Bank will operate under the SuffolkFirst name in the Hampton Roads region with no immediate reduction in personnel at SuffolkFirst Bank. We look forward to working with Xenith’s President and CEO, Gaylon Layfield, and their experienced management team who are familiar with the Virginia landscape.

This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “intends,” “should,” “expects,” “will,” and variations of similar expressions are intended to identify forward-looking statements. These statements are management’s beliefs as to the expected outcome of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, and degree of occurrence. Results and outcome may differ from what may be expressed or forecasted in forward-looking statements. Factors that could make a difference include, among others, changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including real estate values and collateral values; deposit flow; and the impact of competition from traditional or new sources. These and other issues that may emerge could affect decisions and results to differ materially from current expectations. First Bankshares, Inc. assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, First Bankshares will file with the Securities and Exchange Commission (the “SEC”) a definitive joint proxy statement which will be sent to the shareholders of First Bankshares and Xenith Corporation seeking their approval of the merger. In addition, First Bankshares may file other relevant documents concerning the proposed merger with the SEC. Security holders are urged to read the joint proxy statement and other relevant documents when they become available because they will contain important information about the proposed merger.

Security holders of First Bankshares may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Security holders of First Bankshares may also obtain free copies of these documents by directing a request by telephone or mail to First Bankshares, Inc., P.O. Box 1340, Suffolk, Virginia 23439 (telephone: (757) 934-8200) or by accessing these documents at First Bankshares’ website: http://www.suffolkfirstbanks.com under “Investor Relations/SEC Filings/Documents”. The information on First Bankshares’ website is not, and shall not be deemed to be, a part of this release or incorporated into other filings made with the SEC.

First Bankshares and Xenith Corporation and certain of their respective directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of First Bankshares and/or Xenith Corporation in connection with the merger. Information about the directors and executive officers of First Bankshares is set forth in the preliminary proxy statement for its 2009 annual meeting of shareholders filed with the SEC on February 23, 2009. Information about the directors and executive officers of Xenith may be obtained by reading the joint proxy statement regarding the merger when it becomes available. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the joint proxy statement regarding the merger when it becomes available.

SuffolkFirst Bank

Summary Balance Sheets

(in thousands)

	June 30, 2008	June 30, 2009	Increase/ (Decrease)	% Increase/ (Decrease)
	(unaudited)	(unaudited)
Cash and due from banks	$2,849	$3,900	$1,051	36.89%
Securities available-for-sale, at fair value	55,875	46,287	(9,588)	-17.16%
Loans, net	112,621	111,848	(773)	-0.69%
Other assets	10,688	10,005	(683)	-6.39%

Total assets	$182,033	$172,040	(9,993)	-5.49%

Deposits
Demand	$20,902	$20,051	(851)	-4.07%
Savings	2,599	3,687	1,088	41.86%
Time	100,130	105,972	5,842	5.83%

Total deposits	123,631	129,710	6,079	4.92%
Federal funds purchased and borrowed funds	41,232	25,004	(16,228)	-39.36%
Other liabilities	1,040	1,465	425	40.87%

Total liabilities	165,903	156,179	(9,724)	-5.86%
Total stockholders’ equity	16,130	15,861	(269)	-1.67%

Total liabilities and stockholders’ equity	$182,033	$172,040	(9,993)	-5.49%

Summary Statements of Income

(in thousands except for per share data)

	Six Months Ended
	June 30, 2008	June 30, 2009	Increase/ (Decrease)	% Increase/ (Decrease)
	(unaudited)	(unaudited)
Interest income	$4,871	$4,618	$(253)	-5.19%
Interest expense	2,908	2,324	$(584)	-20.08%

Net interest income	1,963	2,294	$331	16.86%
Provision for loan losses	120	640	$520	433.33%

Net interest income after provision for loan losses	1,843	1,654	$(189)	-10.26%
Non interest income	587	441	$(146)	-24.87%
Non interest expense	1,920	2,767	$847	44.11%

Net income (loss) before income tax	510	(672)	$(1,182)	-231.76%
Income tax expense (benefit)	171	(228)	$(399)	-233.33%

Net income (loss)	$339	$(444)	$(783)	-230.97%

Income (loss) per share, basic	$0.15	$(0.20)	$(0.35)	-234.99%

Key Ratios

	June 30, 2008	June 30, 2009	Increase/ (Decrease)	% Increase/ (Decrease)
Return on average assets	0.40%	-0.50%	-0.90%	-225.00%
Return on average equity	4.01%	-5.21%	-9.22%	-229.93%
Net interest margin	2.56%	2.74%	0.18%	7.03%
Average earning assets/total average assets	94.33%	93.64%	-0.69%	-0.73%
Average loans/average deposits	90.17%	87.80%	-2.37%	-2.63%
Allowance for loan losses/period end loans	0.93%	1.92%	0.99%	106.45%
Period end shareholders’ equity/period end assets	9.32%	9.54%	0.22%	2.36%
Tier 2 risk-based capital ratio	14.51%	15.19%	0.68%	4.69%
Efficiency ratio	84.00%	101.19%	17.19%	20.46%
Tier 1 capital ratio	13.66%	13.94%	0.28%	2.05%

SuffolkFirst Bank

Summary Balance Sheets

(in thousands)

	June 30, 2008	June 30, 2009	Increase/ (Decrease)	% Increase/ (Decrease)
	(unaudited)	(unaudited)
Cash and due from banks	$2,849	$3,900	$1,051	36.89%
Securities available-for-sale, at fair value	55,875	46,287	(9,588)	-17.16%
Loans, net	112,621	111,848	(773)	-0.69%
Other assets	10,688	10,005	(683)	-6.39%

Total assets	$182,033	$172,040	(9,993)	-5.49%

Deposits
Demand	$20,902	$20,051	(851)	-4.07%
Savings	2,599	3,687	1,088	41.86%
Time	100,130	105,972	5,842	5.83%

Total deposits	123,631	129,710	6,079	4.92%
Federal funds purchased and borrowed funds	41,232	25,004	(16,228)	-39.36%
Other liabilities	1,040	1,465	425	40.87%

Total liabilities	165,903	156,179	(9,724)	-5.86%
Total stockholders’ equity	16,130	15,861	(269)	-1.67%

Total liabilities and stockholders’ equity	$182,033	$172,040	(9,993)	-5.49%

Summary Statements of Income

(in thousands except for per share data)

	Three Months Ended		Increase/ (Decrease)	% Increase/ (Decrease)
	June 30, 2008	June 30, 2009
	(unaudited)	(unaudited)
Interest income	$2,417	$2,265	$(152)	-6.29%
Interest expense	1,482	1,152	$(330)	-22.27%

Net interest income	935	1,113	$178	19.04%
Provision for loan losses	60	600	$540	900.00%

Net interest income after provision for loan losses	875	513	$(362)	-41.37%
Non interest income	167	126	$(41)	-24.55%
Non interest expense	925	1,728	$803	86.81%

Net income (loss) before income tax	117	(1,089)	$(1,206)	-1030.77%
Income tax expense (benefit)	38	(371)	$(409)	-1076.32%

Net income (loss)	$79	$(718)	$(797)	-1008.86%

Income (loss) per share, basic	$0.03	$(0.32)	$(0.35)	-1008.35%

Key Ratios

	June 30, 2008	June 30, 2009	Increase/ (Decrease)	% Increase/ (Decrease)
Return on average assets	0.18%	-1.65%	-1.83%	-1016.67%
Return on average equity	1.86%	-16.77%	-18.63%	-1001.61%
Net interest margin	2.39%	2.72%	0.33%	13.81%
Average earning assets/total average assets	94.07%	93.56%	-0.51%	-0.54%
Average loans/average deposits	87.04%	87.85%	0.81%	0.93%
Allowance for loan losses/period end loans	0.93%	1.92%	0.99%	106.45%
Period end shareholders’ equity/period end assets	9.32%	9.54%	0.22%	2.36%
Tier 2 risk-based capital ratio	14.51%	15.19%	0.68%	4.69%
Efficiency ratio	83.98%	139.45%	55.47%	66.05%
Tier 1 capital ratio	13.66%	13.94%	0.28%	2.05%